EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Media Relations	Investor Relations
John Vincenzo	Ciel Caldwell
508-323-1260	508-323-1198
John_vincenzo@3com.com	ciel_caldwell@3com.com

3COM ADDS TWO SEASONED EXECUTIVES TO MANAGEMENT TEAM IN SALES AND OPERATIONS

MARLBOROUGH, MASS. – April 17, 2006 – 3Com Corporation today announced the appointment of two new executives to lead the company’s sales and marketing efforts and global operations.

Reporting directly to CEO, Scott Murray, Robert Dechant has been appointed Senior Vice President of Worldwide Sales and Marketing. With this appointment, Bob replaces James Fieger as head of Worldwide Sales.

Dan Beck has been named to head a newly created role, Senior Vice President of Operations. This role consolidates the responsibilities of front-end logistics through back-end service and support, as well as other operational areas, such as procurement. Dan also reports directly to Scott Murray.

“Our goal of driving a profitable business requires a focus on streamlining our operating capabilities to deliver product and services optimally for our customers. It also requires that we build a disciplined channel and enterprise-based selling approach to growing our global business. The addition of these two seasoned leaders allows us to create the right executive team to deliver future performance,” commented Scott Murray. He added, “I have worked with both of these executives in the past, and they have clearly demonstrated a keen sense of value creation for our partners and customers.”

EXHIBIT 99.1

Bob Dechant joins 3Com as a veteran in leading global sales and marketing organizations focused on the enterprise space. With a demonstrated track record in transforming sales approaches to drive profitable growth, Bob’s background includes direct experience in critical global markets, such as China. Bob started his career at IBM selling to reseller channels, system integrators and to enterprise customers. He has also led sales and marketing organizations at global companies, such as ModusMedia and Stream International.

Dan Beck brings more than 25 years of global operational experience as he joins 3Com from ModusLink (a subsidiary of CMGI, Inc.), where he led the North America Operations of this leading supply chain services business. Over his career, Dan has delivered increased operational efficiency through streamlining business processes and leveraging outsourcing relationships. While at ModusLink and its predecessors, Dan led many different facets of operations, including supply chain management, return logistics and technical support services for leading hardware and software technology companies.

About 3Com Corporation

3Com Corporation (NASDAQ: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. 3Com also is the majority owner of Huawei-3Com Co., Ltd. (H-3C), a China-based joint venture formed by 3Com and Huawei in November 2003. H-3C brings innovative and cost-effective product development and manufacturing and a strong footprint in one of the world’s most dynamic markets. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

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